United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                     Commission File Number 7915
                                                                           -----

                      Pyradmidwest Development Corporation
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             (Exact name of registrant as specified in its charter)

                1120 South Homan Avenue, Chicago, Illinois 60624
                                 (773) 533-4300
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Class A Voting Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g - 4(a)(1)(i)     [ X ]            Rule 12h - 3(b)(1)(i)     [ X ]
Rule 12g - 4(a)(1)(ii)    [   ]            Rule 12h - 3(b)(1)(ii)    [   ]
Rule 12g - 4(a)(2)(i)     [   ]            Rule 12h - 3(b)(2)(i)     [   ]
Rule 12g - 4(a)(2)(ii)    [   ]            Rule 12h - 3(b)(2)(ii)    [   ]
                                           Rule 15d - 6              [   ]

     Approximate  number of holders of record as of the  certification or notice
date:   290
     ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Pyradmidwest Development Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: April 12, 2001                   By: /S/ Cecil C. Butler
                                           ---------------------------
                                           Cecil C. Butler
                                           President and Chief Executive Officer
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